                                                                     EXHIBIT (o)



                                MULTI-CLASS PLAN

                                       FOR

                        VAN KAMPEN LIFE INVESTMENT TRUST


         This Plan is adopted pursuant to Rule 18f-3 under the Act to provide for the issuance and distribution of multiple classes of shares by each of the Funds in accordance with the terms, procedures and conditions set forth below. A majority of the Trustees of the Funds, including a majority of the Trustees who are not interested persons of the Funds within the meaning of the Act, found this Multi-Class Plan, including the expense allocations, to be in the best interest of each Fund and each Class of Shares of each Fund and adopted this Plan on September 12, 2000.

A. Definitions. As used herein, the terms set forth below shall have the meanings ascribed to them below.

1.       The Act - Investment Company Act of 1940, as amended.

2.       Class - a class of Shares of a Fund.

3.       Class I Shares - shall have the meaning ascribed in Section B. 1.

4.       Class II Shares - shall have the meaning ascribed in Section B. 2.

5. Distribution Expenses - expenses incurred in activities which are primarily intended to result in the distribution and sale of Shares as defined in a Plan of Distribution and/or board resolutions.

6. Distribution Fee - a fee paid by a Fund to the Distributor in reimbursement of Distribution Expenses.

7.       Distributor - Van Kampen Funds Inc.

8.       Fund - as listed on Exhibit A hereto.

9. Plan of Distribution - Any plan adopted under Rule 12b-1 under the Act with respect to payment of a Distribution Fee.

10. Service Fee - a fee paid to financial intermediaries for the ongoing provision of personal services to Fund shareholders and/or the maintenance of shareholder accounts.

11.      Share - a share of beneficial interest in a Fund.

12.      Trustees - the trustees of a Fund.

B.       Classes.  Each Fund may offer two Classes as follows:

1.       Class I Shares.  Class I Shares shall be offered at net asset value.

2. Class II Shares. Class II Shares shall be offered at net asset value and subject to ongoing Service Fees and Distribution Fees approved from time to time by the Trustees and set forth in each Fund's prospectus.

C. Rights and Privileges of Classes. Each Class of each Fund will represent an interest in the same portfolio of investments of that Fund and will have identical voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, designations and terms and conditions except as described otherwise herein.

D. Service and Distribution Fees. Class II Shares shall be subject to a Service Fee and a Distribution Fee. The Service Fee applicable to the class shall not exceed 0.25% per annum of the average daily net assets of the Class and the combined Service and Distribution Fee shall not exceed 0.35% per annum of the average daily net assets of the Class. All other terms and conditions with respect to Service Fees and Distribution Fees shall be governed by the plans adopted by the Fund with respect to such fees and Rule 12b-1 of the Act.

E.       Allocation of Expenses, Income and Gains Among Classes.

         1. Expenses applicable to a particular class. Class II Shares of each Fund shall pay any Service Fee and Distribution Fee applicable to that Class. Other expenses applicable to a particular Class such as incremental transfer agency fees, but not including advisory or custodial fees or other expenses related to the management of the Fund's assets, shall be allocated between Classes in different amounts if they are actually incurred in different amounts by the Classes or the Classes receive services of a different kind or to a different degree than other Classes.

         2. Income, capital gains and losses, and other expenses applicable to all Classes. Income, realized and unrealized capital gains and losses, and expenses such as advisory fees applicable to all Classes shall be allocated to each Class on the basis of the net asset value of that Class in relation to the net asset value of the Fund.

         3. Determination of nature of expenses. The Trustees shall determine in their sole discretion whether any expense other than those listed herein is properly treated as attributed to a particular Class or all Classes.

F.                  Voting Rights of Classes

         1. Shareholders of Class II Shares shall have exclusive voting rights on any matter submitted to them that relates solely to the Plan of Distribution related to that Class.

         2. Shareholders shall have separate voting rights on any matter submitted to shareholders in which the interest of one Class differs from the interests of any other Class.

G. Dividends. Dividends paid by a Fund with respect to each Class, to the extent any dividends are paid, will be calculated in the same manner at the same time on the same day and will be in substantially the same amount, except any Distribution Fees, Service Fees or incremental expenses relating to a particular Class will be borne exclusively by that Class.

H. Reports to Trustees. The Distributor shall provide to the Trustees of each Fund quarterly and annual statements concerning distribution and Shareholder servicing expenditures complying with paragraph (b)(3)(ii) of Rule 12b-1 of the Act, as it may be amended from time to time. The Distributors also shall provide the Trustees such information as the Trustees may from time to time deem to be reasonably necessary to evaluate this Plan.

I. Amendment. Any material amendment to this Plan shall be approved by the affirmative vote of a majority of the Trustees of a Fund, including the affirmative vote of the trustees of the Fund who are not interested persons of the Fund. The Distributor shall provide the Trustees such information as may be reasonably necessary to evaluate any amendment to this Plan.

                                    EXHIBIT A



                           AGGRESSIVE GROWTH PORTFOLIO
                           ASSET ALLOCATION PORTFOLIO
                               COMSTOCK PORTFOLIO
                            DOMESTIC INCOME PORTFOLIO
                            EMERGING GROWTH PORTFOLIO
                              ENTERPRISE PORTFOLIO
                             GLOBAL EQUITY PORTFOLIO
                              GOVERNMENT PORTFOLIO
                           GROWTH AND INCOME PORTFOLIO
                             MONEY MARKET PORTFOLIO
                 MORGAN STANLEY REAL ESTATE SECURITIES PORTFOLIO
                             SELECT GROWTH PORTFOLIO
                            STRATEGIC STOCK PORTFOLIO
                              TECHNOLOGY PORTFOLIO